						Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

	Six Months Ended		Three Months Ended		Six Months Ended
	Apr 4,		Jan 3,		Mar 29,
	2026		2026		2025
Operating income, as reported		$116,301		$54,464		$95,651
Restructuring and other charges	+	—	+	—	+	4,683
Adjusted operating income		116,301		54,464		100,334
	x	2	x	4	x	2
Adjusted annualized operating income		232,602		217,856		200,668
Adjusted effective tax rate	x	17%	x	17%	x	13%
Tax impact		$39,542		$37,036		$26,087
Adjusted operating income (tax-effected)		$193,060		$180,820		$174,581

Average invested capital	÷	$1,401,134	÷	$1,374,532	÷	$1,276,742

ROIC		13.8%		13.2%		13.7%
WACC	-	9.0%	-	9.0%	-	8.9%
Economic Return		4.8%		4.2%		4.8%

	Apr 4,	Jan 3,	Sep 27,	Jun 28,	Mar 29,	Dec 28,	Sep 28,
	2026	2026	2025	2025	2025	2024	2024
Equity	$1,489,800	$1,481,063	$1,454,588	$1,419,085	$1,351,675	$1,319,069	$1,324,825
Plus:
Debt and finance lease obligations - current	143,112	66,837	45,793	50,678	121,014	121,977	157,325
Operating lease obligations - current (1)	7,758	7,943	8,253	8,470	9,968	14,875	14,697
Debt and finance lease obligations - long-term	91,034	91,139	91,987	92,215	88,761	88,728	89,993
Operating lease obligations - long-term	25,769	27,327	29,422	31,192	32,720	35,124	32,275
Less: Cash and cash equivalents	(303,133)	(248,825)	(306,464)	(237,567)	(310,531)	(317,161)	(345,109)
	$1,454,340	$1,425,484	$1,323,579	$1,364,073	$1,293,607	$1,262,612	$1,274,006

(1)	Included in other accrued liabilities on the Condensed Consolidated Balance Sheets.